Exhibit 21.1
LIST OF SUBSIDIARIES OF THE REGISTRANT

Name	State or Other Jurisdiction of Incorporation or Organization
Desert Newco, LLC	Delaware
Go Daddy Operating Company, LLC	Delaware
GoDaddy MSH Inc.	Delaware
GoDaddy.com, LLC	Delaware
Wild West Domains, LLC	Delaware
123-Reg Limited	United Kingdom
GD UK Holdings, Ltd.	United Kingdom
HEL Bidco Ltd.	United Kingdom
Host Europe Group Limited	United Kingdom
Host Europe Investments Limited	United Kingdom
Host Europe Limited	United Kingdom
Host Europe Finance Co. Limited	Jersey
Host Europe Holdings Limited	Jersey